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                                                                   EXHIBIT 3.1.1

                         CERTIFICATE OF DESIGNATION OF

                         SERIES 1998-A PREFERRED STOCK

                                       OF

                                 MEDIRISK, INC.

         Pursuant to the authority in its Certificate of Incorporation and
Section 151 of the Delaware General Corporation Law, as amended (the "DGCL"), Medirisk, Inc., a Delaware corporation (the "Corporation"), hereby adopts the following designation of the Series 1998-A Preferred Stock and certifies:

         FIRST:  The name of the Corporation is Medirisk, Inc.

         SECOND: The following designation of preferred stock is hereby added to the Certificate of Incorporation of the Corporation in accordance with
Section 151 of the DGCL by the addition of a provision stating the number, designation, powers, relative, participating, optional and other special rights of a series of preferred stock of the Corporation, as fixed by the Board of Directors of the Corporation under authority contained in Article IV of the Corporation's Certificate of Incorporation.

         To effect the foregoing, the following provisions designating a series of preferred stock, to be known as the Series 1998-A Preferred Stock, as set forth in EXHIBIT "A" attached hereto, are hereby added to Article IV of the Corporation's Certificate of Incorporation.

         THIRD: The foregoing designation as set forth in Article SECOND of this Certificate of Designation was authorized and adopted by the Board of Directors of the Corporation by unanimous written consent effective as of the 26th day of March 1998.

         FOURTH: The designation has been duly adopted in accordance with the provisions of Section 151 of the DGCL.

         IN WITNESS WHEREOF, Medirisk, Inc. has caused this Certificate of Designation to be executed by its duly authorized officer and declares and certifies that this is the act and deed of the Corporation and that the facts herein stated are true this 26th day of March 1998.

                                 MEDIRISK, INC.

                                 By:   /s/ Barry W. Burt
                                       -----------------
                                           BARRY W. BURT
                                           Secretary


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                                  EXHIBIT "A"
                                       TO
                         CERTIFICATE OF DESIGNATION OF
                    SERIES 1998-A REDEEMABLE PREFERRED STOCK

         1. DESIGNATION. There is hereby designated a series of preferred stock to be known as the "Series 1998-A Redeemable Preferred Stock" consisting of Five Thousand (5,000) shares of the undesignated preferred stock of the Corporation (the "Series 1998-A Preferred Stock"), which series shall have the following rights, terms and privileges:

         2.       DIVIDENDS.

                  (a) The holders of record of the then outstanding Series 1998-A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation, out of the funds legally available therefor, cumulative dividends at the annual rate of five percent (5%) per share. Such dividends shall accrue on each share of Series 1998-A Preferred Stock from and after the date on which each such share is issued by the Corporation (the "Issue Date"), shall accrue from day to day, shall be declared and paid annually on December 31 of each year, and shall be payable in cash.

                  (b) Subject to the provisions of this Section 2, the Corporation may, in the Board's discretion, declare and pay dividends or distributions, or make provision for the payment thereof, on any equity security of the Corporation, but only if all accrued dividends and distributions on the Series 1998-A Preferred Stock shall have been paid and made in full prior to the date of any such declaration, payment, provision or distribution.

         3.       LIQUIDATION RIGHTS.

                  (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation and payment of the liquidation preference with shares to any shares of preferred stock of the Corporation ranking senior to Series 1998-A Preferred Stock upon dissolution, each holder of Series 1998-A Preferred Stock then outstanding shall be entitled to be paid out of the net assets of the Corporation available for distribution to the stockholders of the Corporation prior and in preference to any payment or declaration and setting apart for payment of any amount in respect of the Common Stock of the Corporation (the "Common Stock"), an amount equal to the sum of the following:
(i) Ten Thousand Dollars ($10,000.00) per share of Series 1998-A Preferred Stock held by such holder, and (ii) an amount equal to all accrued and unpaid dividends thereon, whether or not declared, to and including the date full payment shall be tendered to the holders of the Series 1998-A Preferred Stock with respect to such liquidation, dissolution or winding up (clauses (i) and (ii), collectively the "Series 1998-A Liquidation Preference"); if upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series 1998-A Preferred Stock shall be insufficient to permit the payment to such holders of the full aggregate amount of the Series 1998-A Liquidation Preference, then all of the net assets of the Corporation available for distribution to its shareholders shall be distributed ratably among the holders of the Series 1998-A Preferred Stock in proportion to the then applicable Series 1998-A Liquidation Preference.

                  (b) Upon the completion of the distribution required by
Section 3(a) above, if assets of the Corporation remain to be distributed, the holders of Common Stock of the Corporation and any shares


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ranking on liquidation junior to the Series 1998-A Preferred Stock shall be entitled to the remaining assets of the Corporation.

                  (c) Written notice of any such liquidation, dissolution or winding up, stating a payment date, the place where such payment shall be made, shall be given to the holders of the Series 1998-A Preferred Stock not later than ten (10) business days prior to such payment date.

                  (d) Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation's Board of Directors.

         4. VOTING RIGHTS. Except as otherwise expressly provided herein or as required by law, the holders of Series 1998-A Preferred Stock shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote and, with respect to such vote, shall be entitled to notice of any meeting of the Corporation's stockholders in accordance with the bylaws of the Corporation, and shall be entitled to a number of votes per share of Series 1998-A Preferred Stock equal to the number of shares of Common Stock into which a share of Series 1998-A Preferred Stock is then convertible as provided in
Section 6 below. Except as otherwise expressly provided herein, or to the extent class or series voting is otherwise required by law, the holders of Series 1998-A Preferred Stock and Common Stock shall vote together as a single class and not as separate classes. Notwithstanding any provision of the Certificate of Incorporation or the Delaware General Corporation Law, as amended, to the contrary, the Board of Directors may at any time and from time to time include additional shares in the designation of Series 1998-A Preferred Stock, designate one or more series or classes of preferred stock with liquidation preferences, voting rights, dividend rights and other rights and privileges senior to the Series 1998-A Preferred Stock without the vote or consent of, or notice to, the holders of the Series 1998-A Preferred Stock.

         5.       REDEMPTION RIGHTS.

                  (a) Effective upon the fifth anniversary of any Issue Date, the Corporation may redeem for cash all, but not less than all, of the shares of Series 1998-A Preferred Stock issued on such Issue Date that are then outstanding by giving notice to the holders thereof of such redemption. Dividends shall cease to accrue on any share of Series 1998-A Preferred Stock for which notice of redemption has been given by the Corporation as of the date fixed in such notice for redemption, and such shares to be redeemed shall cease to be outstanding as of such date and shall represent only the right to receive the Redemption Price therefor, without interest. With such notice of redemption the Corporation shall include a letter of transmittal or other instructions regarding the surrender of certificates representing Series 1998-A Preferred Stock and the receipt of payment therefor. The redemption price for any shares redeemed pursuant to this Section 5(b) shall be the Series 1998-A Liquidation Preference (the "Redemption Price"), and the Redemption Price shall be paid by the Corporation to the holder of Series 1998-A Preferred Stock upon surrender to the Corporation of the certificate(s) representing the Series 1998-A Preferred Stock being redeemed duly endorsed for transfer or accompanied by blank stock powers.

                  (b) Effective upon the twentieth anniversary of each Issue Date, the Corporation shall redeem for cash all, but not less than all, of the shares of Series 1998-A Preferred Stock issued on such Issue Date that are then outstanding by giving notice to the holders thereof of such redemption. Dividends shall cease to accrue on any share of Series 1998-A Preferred Stock for which notice of redemption has been given by the Corporation as of the date fixed in such notice for redemption, and such shares to be redeemed shall cease to be outstanding as of such date upon payment of, or provision for payment of, the



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redemption price therefor, and shall represent only the right to receive the Redemption Price therefor, without interest. With such notice of redemption the Corporation shall include a letter of transmittal or other instructions regarding the surrender of certificates representing Series 1998-A Preferred Stock and the receipt of payment therefor. The redemption price for any shares redeemed pursuant to this Section 5(b) shall be the Redemption Price, and the Redemption Price shall be paid by the Corporation to the holder of Series 1998-A Preferred Stock upon surrender to the Corporation of the certificate(s) representing the Series 1998-A Preferred Stock being redeemed duly endorsed for transfer or accompanied by blank stock powers.

         6.       MANDATORY CONVERSION.

                  (a) If, while any shares of Series 1998-A Preferred Stock are outstanding, the Market Value (as defined below) equals or exceeds the Series 1998-A Conversion Price (as defined below), then each share of Series 1998-A Preferred Stock shall automatically and without any action on the part of the holder thereof or the Corporation be converted into a number of shares of Common Stock that results from dividing the Series 1998-A Liquidation Preference by the Series 1998-A Conversion Price in effect at the time of conversion of such Series 1998-A Preferred Stock.

                  (b) For purposes of this Certificate of Designation, the term "Market Value" means, on any date, the average of the daily closing prices per share of Common Stock for the twenty (20) consecutive Trading Days (as defined below) immediately prior to such date; provided that such twenty (20) consecutive Trading Days shall in no event include any Trading Day (i) before the first full Trading Day after the first public announcement of the issuance of a dividend or other distribution on the Common Stock, or (ii) after the last full Trading Day prior to the commencement of "ex-dividend" trading on the exchange or market specified in the following sentence. The closing price for each day shall be the last sale price or, in case no sale takes place on such day, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange or Nasdaq National Market on which the Common Stock is then listed or admitted to trading or, if the Common Stock is not so listed or admitted to trading, the last quoted sale price or, if not so quoted, the average of the bid and asked prices in the over-the-counter market as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation. For purposes of this Certificate of Designation, the term "Trading Day" means a day on which the principal securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not so listed or admitted to trading, any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  (c) For purposes of this Certificate of Designation, the term "Series 1998-A Conversion Price" means $22.6094, adjusted as provided in the next succeeding sentence. If the Corporation shall at any time or from time to time after March 31, 1998 effect a subdivision or combination of its outstanding Common Stock (whether by stock split, stock dividend or otherwise), the Series 1998-A Conversion Price in effect immediately before that subdivision or combination shall be proportionately adjusted by multiplying the then effective Series 1998-A Conversion Price by a fraction, (i) the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to such subdivision or combination, and (ii) the denominator of which is the number of shares of Common Stock issued and outstanding immediately after such subdivision or combination. The number of shares of Common Stock outstanding at any time shall, for the purposes of this Section 6(c), include the




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number of shares of Common Stock into which any convertible securities of the
Corporation may be converted, or for which any warrant, option or rights of the Corporation may be exchanged. Any adjustment under this Section 6(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (d) If at any time or from time to time there shall be (i) a capital reorganization of the Common Stock (other than a subdivision or combination of shares provided for in Section 6(c) above) or (ii) a merger, consolidation or statutory share exchange of the Corporation with or into another corporation in which consolidation, merger or statutory share exchange persons owning capital stock of the Corporation immediately prior to the consolidation, merger or share exchange own less than a majority of the voting stock of the resulting, surviving or exchanging corporation, or (iii) the sale of all or substantially all the Corporation's properties and assets or capital stock to any other person, then, as a part of such reorganization, merger, consolidation, share exchange or sale (a "Transaction"), provision shall be made so that the holders of the Series 1998-A Preferred Stock shall receive in the Transaction payment of the Series 1998-A Liquidation Preference or shall, after the Transaction, be entitled to receive, upon conversion of the Series 1998-A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from the Transaction, to which a holder of the maximum number of Common Stock into which such Series 1998-A Preferred Stock would then be converted would have been entitled on the Transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series 1998-A Preferred Stock after the Transaction to the end that the provisions of this Section 6 (including adjustment of the Series 1998-A Conversion Price then in effect and the number of shares issuable upon conversion of the Series 1998-A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (e) The provisions of subsections (c) and (d) of this Section 6 shall apply to successive issuances, dividends or other distributions, subdivisions and combinations or Transactions on or of Common Stock after March 31, 1998.

                  (f) In each case of an adjustment or readjustment of the Series 1998-A Conversion Price, the Corporation, at its expense, shall cause independent certified public accountants of recognized standing selected by the Corporation (who may be the independent certified public accounts then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance with this Certificate of Designation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series 1998-A Preferred Stock at the holder's address as shown in the Corporation's books.

                  (g) No fractional shares of Common Stock shall be issued upon conversion of Series 1998-A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the Market Value on the date of conversion. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series 1998-A Preferred Stock held by the holder that is at the time being converted into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (h) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as may from time to time be required, at such time, to be issued by the Corporation upon exercise of all then-exercisable warrants and options to purchase shares of Common Stock or the right to convert other convertible securities into shares



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of Common Stock and such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series 1998-A Preferred Stock.

                  (i) Any notice required by the provisions of this Section 6 to be given to the holders of the Series 1998-A Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at this address appearing on the books of the Corporation.

                  (j) The Corporation will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Series 1998-A Preferred Stock) that may be imposed in respect of the issue or delivery of Common Stock upon conversion of the Series 1998-A Preferred Stock.

                  (k) No Series 1998-A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.